Exhibit 99.1

         NASDAQ Panel Grants Cirrus Logic Request for Continued Listing

    AUSTIN, Texas--(BUSINESS WIRE)--Jan. 31, 2007--Cirrus Logic Inc. (Nasdaq: CRUS) today announced that it received written notification on Jan. 26, 2007, from the staff of the Nasdaq Stock Market stating that the Nasdaq Listing Qualifications Panel has granted the company's request for continued listing on The Nasdaq Global Select Market. Cirrus Logic's continued listing is subject to the conditions that the company provides Nasdaq with certain information regarding the results of the previously announced investigation by a special committee of the company's board of directors on or about March 1, 2007, and files any delinquent periodic reports, and any required restatements, by April 18, 2007. As previously announced on Nov. 15, 2006, Nasdaq determined that the company is not in compliance with the continued listing requirements of Nasdaq Marketplace Rule 4310(c)(14) because it has not filed its Quarterly Report on Form 10-Q for the quarter ended Sept. 23, 2006.

    Cirrus Logic, Inc.

    Cirrus Logic develops high-precision, analog and mixed-signal integrated circuits for a broad range of consumer and industrial markets. Building on its diverse analog mixed-signal patent portfolio, Cirrus Logic delivers highly optimized products for consumer and commercial audio, automotive entertainment and industrial applications. The company operates from headquarters in Austin, Texas, with offices in Europe, Japan and Asia. More information about Cirrus Logic is available at www.cirrus.com.

    Cirrus Logic and Cirrus are trademarks of Cirrus Logic Inc.

    CONTACT: Cirrus Logic, Inc.
             Investor Contact:
             Thurman K. Case
             Acting Chief Financial Officer
             512-851-4000
             InvestorRelations@cirrus.com